FROM:       BALLY TOTAL FITNESS HOLDING CORPORATION
            8700 West Bryn Mawr Avenue
            Chicago, IL 60631
            www.BallyFitness.com
            Contact:    Dave Southern - Tel. (773) 399-7611
                        Vice President, Public & Investor Relations

            THE MWW GROUP
            Public Relations - Tel. (201) 507-9500
            Contact:    Laurie Terry Fern - Email: lterry@mww.com

--------------------------------------------------------------------------------

                          BALLY TOTAL FITNESS ANNOUNCES
                              THIRD QUARTER RESULTS

               Operating Income Improves 82% - Earnings Per Share
                           $.45 Versus $.16 a Year Ago

      CHICAGO, IL, October 26, 1999 - Bally Total Fitness Holding Corporation (NYSE: BFT) today announced third quarter 1999 results - with fully diluted earnings per share of $.45 versus $.16 in the prior year and operating income of $25.1 million - an improvement of 82% over the 1998 quarter. Earnings before interest, taxes, depreciation and amortization for the 1999 quarter grew to $38.4 million, a 49% improvement over the 1998 quarter. The strong, positive trend of growth in operating cash flows continued with a $15.8 million increase in cash flow from operations compared to the same quarter a year ago.

      Commenting on the continuing strong performance of the Company, Lee Hillman, President and Chief Executive Officer of Bally Total Fitness, said, "Earnings and cash flows continue to grow in-line with our expectations, consistent with the plan we presented over two years ago. Given the success of our expansion efforts to date and the many growth opportunities we have developed, our intention is to continue investing in new clubs, facility upgrades and expansions, and new product and service offerings to drive results even higher." Mr. Hillman concluded, "We believe the growth we have seen during 1999 in new membership sales, coupled with our continued improvement in member retention, demonstrate our investment and service initiatives are being well received by those who matter most - our members. Over the past two years, our results have shown tremendous improvement, notwithstanding our operating investments in new club openings and new product introductions. As these aspects of our business begin to mature, we believe the Company will enjoy sustainable growth in long-term value."

                                      ###

COMPARISON OF THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

      Operating income for the third quarter of 1999 was $25.1 million compared to $13.8 million in 1998. This increase of $11.3 million (82%) was due to a $29.2 million (15%) increase in revenues partially offset by a $16.7 million (10%) increase in operating costs and an increase in depreciation and amortization of $1.2 million (10%). The operating margin before depreciation and amortization increased to 17% from 14% in the prior year period. Operating income from new product and service offerings, reported net of development, pre-opening and startup costs related to such offerings, grew to $6.5 million from $2.5 million in the 1998 quarter on a more than doubling of revenues to $17.4 million from $8.6 million during the prior year period.

      Net revenue for the third quarter of 1999 was $219.5 million compared to $190.3 million in 1998, an increase of $29.2 million (15%). The weighted average number of fitness centers increased to 348 from 323 in the third quarter of 1998, including an increase to a weighted average of 27 centers from 13 operating under the Company's four upscale brands. Net revenue from comparable fitness centers increased 9%. New membership units sold during the quarter increased 1% over the prior year period while the weighted average selling price of membership contracts sold increased 10%. This increase was attributable to the sale of higher margin, multi-club membership plans coupled with a significant strategic reduction in the scope of summer discount programs that, historically, resulted in slightly higher unit sales at significantly lower prices and yields. As a result, membership fees originated increased $11.4 million (10%) despite the loss of more than 1% of club sales days (over 300 club days) during the quarter due to inclement weather and other unusual conditions. Dues collected increased $6.9 million (13%) from the 1998 quarter, reflecting continued improvements in member retention and pricing from strategies implemented during prior periods and the increase in the number of fitness centers operating under the Company's four upscale brands which charge higher dues.

      Finance charges earned during the third quarter of 1999 increased $1.5 million (11%) compared to the 1998 quarter, due to the growth in size and consistent higher quality of the receivables portfolio. Average interest rates for these finance charges were substantially unchanged between the periods.

      The total provision rate, inclusive of the provision for doubtful receivables and the provision for cancellations, which is reflected in the financial statements as a direct reduction of initial membership fees on financed memberships originated, was 41% of the gross financed portion of originations during each of the periods.

      Deferral accounting was less favorable to earnings by $1.9 million for 1999 compared to 1998, reflecting the combined impact of a decrease in revenues and a decrease in the expense offset.

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

      Operating income for the first nine months of 1999 was $64.6 million compared to $37.4 million in 1998. This increase of $27.2 million (73%) was due to a $81.9 million (15%) increase in revenues, offset, in part, by a $52.9 million (11%) increase in operating costs and expenses and an increase in depreciation and amortization of $1.8 million (5%). The operating margin before depreciation and amortization increased to 16% from 13% in the prior year period. Operating income from new product and service offerings, reported net of development, preopening and startup costs related to such offerings, totaled $14.8 million on revenues of $42.3 million, a substantial increase from the prior year totals of $7.9 million and $23.8 million, respectively.

      Net revenue for 1999 was $638.1 million compared to $556.2 million in 1998, an increase of $81.9 million (15%). The weighted average number of fitness centers during 1999 increased to 338 from 319 during 1998, including an increase to a weighted average of 19 centers from 9 operating under the Company's four upscale brands. Net revenue from comparable fitness centers increased 10%. New membership units sold increased 5% over the prior year period while the weighted average selling price of membership contracts sold increased 6%. This increase was attributable to the sale of higher margin, multi-club membership plans coupled with a significant strategic reduction in the scope of summer discount programs that, historically, resulted in slightly higher unit sales at significantly lower prices and yields. As a result, membership fees originated increased $37.2 million (11%). Dues collected increased $24.0 million (16%) from the 1998 period, reflecting continued improvements in member retention and pricing from strategies implemented in prior periods and the increase in the number of fitness centers operating under the Company's four upscale brands.

      Finance charges earned increased $7.6 million (21%) in 1999 due to the growth in size and consistent higher quality of the receivables portfolio. Average interest rates for these finance charges were substantially unchanged during the periods.

      The total provision rate, inclusive of the provision for doubtful receivables and the provision for cancellations, which is reflected in the financial statements as a direct reduction of initial membership fees on financed memberships originated, was 41% of the gross financed portion of originations during each of the two periods.

      Deferral accounting reduced earnings by $13.8 million for 1999 compared to 1998, reflecting the combined impact of a decrease in revenues and decrease in the expense offset.

CASH FLOW

      Cash provided by operating activities for the nine months of 1999 was a positive $27.2 million compared to a use of $26.2 million in the 1998 period. The period over period improvement of $53.4 million ($15.8 million for the third quarter) principally reflects the continued growth in overall collections from installment contracts receivable and monthly dues and is net of the timing of other working capital changes which were seasonally low at September 30, 1999. Additionally, during August, inventories of the Company's private-labeled nutritional line were grown by nearly $3 million to support rapid sales growth in view of the nearly tripling of the number of products offered and to support the rollout of new membership programs that include these products. Net installment contracts receivable grew $58.2 million during the nine-month period. Excluding the growth in receivables, cash provided by operating activities grew to $85.4 million, a $39.8 million improvement ($10.8 million in the third quarter) over the 1998 period. Consistent with the Company's plan, during the first nine months of 1999, $82.7 million was invested in property and equipment, including approximately $58.0 million related to new fitness centers and major upgrades and expansions of existing facilities and $7.5 million to purchase existing leaseholds. As of September 30, 1999, the Company has drawn $28.5 million on its $90.0 million revolving credit facility. The Company has used the credit line to facilitate growth through both the acquisition and construction of new fitness centers.

      Bally Total Fitness is the largest commercial operator of fitness centers in North America, with approximately four million members and 360 facilities located in 27 states and Canada. With more than 120 million annual visits by members to its fitness centers, Bally Total Fitness provides a unique platform for distribution of products and services to active, fitness-conscious adult consumers.

                                      # # #

Forward-looking statements in this release including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions; failure of entities that provide goods and services to us to be year 2000 compliant and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                     BALLY TOTAL FITNESS HOLDING CORPORATION

                         CONSOLIDATED OPERATING SUMMARY
                        (In thousands, except share data)
                                   (Unaudited)

                                                Three months ended September 30
                                                -------------------------------
                                                             1999          1998
                                                             ----          ----
Net revenues:
   Membership revenues -
        Initial membership fees on financed
          memberships originated.................    $    119,968  $    107,053
        Initial membership fees on paid-in-full
          memberships originated.................           5,566         7,086
   Dues collected................................          58,922        52,016
   Changes in deferred revenues..................            (303)         (183)
                                                     ------------  ------------
                                                          184,153       165,972

   Finance charges earned........................          15,086        13,573
   Products and services.........................          20,290        10,728
                                                     ------------  ------------
                                                          219,529       190,273
Operating costs and expenses:
  Fitness center operations......................         117,705       108,809
  Member processing and collection centers.......           9,962        10,357
  Advertising....................................          12,217        10,897
  General and administrative.....................           6,975         6,775
  Provision for doubtful receivables.............          35,719        30,857
  Change in deferred membership origination costs          (1,421)       (3,229)
                                                     ------------  ------------
                                                          181,157       164,466

Operating income before depreciation and
  amortization ("EBITDA")........................          38,372        25,807

Depreciation and amortization....................          13,232        11,997
                                                     ------------  ------------

Operating income.................................          25,140        13,810

Interest income..................................             415           942
Interest expense.................................         (13,062)      (10,216)
                                                     ------------  ------------
Income before income taxes ......................          12,493         4,536

Income tax provision.............................            (250)         (275)
                                                     ------------  ------------

Net income.......................................    $     12,243  $      4,261
                                                     ============  ============

Basic earnings per common share..................    $        .52  $        .18
                                                     ============  ============
  Average common shares outstanding..............      23,417,395    23,491,719

Diluted earnings per common share................    $        .45  $        .16
                                                     ============  ============
  Average diluted common shares outstanding
    (includes 3,930,773 and 3,642,942 common
    equivalent shares in 1999 and 1998,
    respectively)................................      27,348,168    27,134,661

                     BALLY TOTAL FITNESS HOLDING CORPORATION

                         CONSOLIDATED OPERATING SUMMARY
                        (In thousands, except share data)
                                   (Unaudited)

                                                 Nine months ended September 30
                                                 ------------------------------
                                                             1999          1998
                                                             ----          ----
Net revenues:
   Membership revenues -
        Initial membership fees on financed
          memberships originated.................    $    365,589  $    321,663
        Initial membership fees on paid-in-full
          memberships originated.................          17,671        24,387
   Dues collected................................         174,244       150,218
   Changes in deferred revenues..................         (14,579)       (6,497)
                                                     ------------  ------------
                                                          542,925       489,771

   Finance charges earned........................          44,546        36,904
   Products and services.........................          50,587        29,528
                                                     ------------  ------------
                                                          638,058       556,203
Operating costs and expenses:
  Fitness center operations......................         346,387       316,397
  Member processing and collection centers.......          30,310        30,615
  Advertising....................................          38,096        35,986
  General and administrative.....................          19,866        19,399
  Provision for doubtful receivables.............         107,410        92,555
  Change in deferred membership origination costs          (6,872)      (12,613)
                                                     ------------  ------------
                                                          535,197       482,339

Operating income before depreciation and
  amortization ("EBITDA")........................         102,861        73,864

Depreciation and amortization....................          38,276        36,492
                                                     ------------  ------------

Operating income.................................          64,585        37,372

Interest income..................................           1,829         2,213
Interest expense.................................         (37,805)      (30,723)
                                                     ------------  ------------
Income before income taxes and cumulative effect
  of a change in accounting principle............          28,609         8,862

Income tax provision.............................            (580)         (525)
                                                     ------------  ------------

Income before cumulative effect of a change in
  accounting principle...........................          28,029         8,337

Cumulative effect of a change in accounting
  principle, net of income tax...................            (262)
                                                     ------------  ------------

Net income.......................................    $     27,767  $      8,337
                                                     ============  ============

Basic earnings per common share:
  Income before cumulative effect of a change in
    accounting principle.........................    $       1.20  $        .38
  Cumulative effect of a change in accounting
    principle....................................            (.01)
                                                     ------------  ------------
  Net income per common share....................    $       1.19  $        .38
                                                     ============  ============
  Average common shares outstanding..............      23,316,082    22,177,815

Diluted earnings per common share:
  Income before cumulative effect of a change in
    accounting principle.........................    $       1.03  $        .32
  Cumulative effect of a change in accounting
    principle....................................            (.01)
                                                     ------------  ------------
  Net income per common share - assuming dilution    $       1.02  $        .32
                                                     ============  ============
  Average diluted common shares outstanding
    (includes 3,779,647 and 3,790,714 common
    equivalent shares in 1999 and 1998,
    respectively)................................      27,095,729    25,968,529

                     BALLY TOTAL FITNESS HOLDING CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)
                                   (Unaudited)


                                                       September 30  December 31
                                                               1999         1998
                                                       ------------  -----------
                      ASSETS

Current assets:
  Cash and equivalents................................   $   12,517   $   64,382
  Installment contracts receivable, net...............      225,308      199,979
  Other current assets................................       42,695       34,212
                                                         ----------   ----------
    Total current assets..............................      280,520      298,573

Installment contracts receivable, net.................      255,030      222,147
Property and equipment, less accumulated
  depreciation and amortization of $379,492
  and $340,702........................................      447,040      361,300
Intangible assets, less accumulated
  amortization of $63,047 and $58,844.................      133,456      101,815
Deferred income taxes.................................       29,570       17,430
Deferred membership origination costs.................      105,335       97,901
Other assets..........................................       35,669       29,679
                                                         ----------   ----------
                                                         $1,286,620   $1,128,845
                                                         ==========   ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable....................................   $   42,902   $   40,957
  Income taxes payable................................        3,211        2,608
  Deferred income taxes...............................       31,059       18,919
  Accrued liabilities.................................       65,449       48,596
  Current maturities of long-term debt................        9,316        5,799
  Deferred revenues...................................      296,794      282,806
                                                         ----------   ----------
    Total current liabilities.........................      448,731      399,685

Long-term debt, less current maturities...............      548,676      482,199
Other liabilities.....................................        6,075        6,226
Deferred revenues.....................................       84,059       78,952

Stockholders' equity..................................      199,079      161,783
                                                         ----------   ----------
                                                         $1,286,620   $1,128,845
                                                         ==========   ==========

Note to the Condensed Consolidated Balance Sheet:

INSTALLMENT CONTRACTS RECEIVABLE

                                                   September 30     December 31
                                                           1999            1998
                                                   ------------     -----------

Current:
  Installment contracts receivable................   $  343,619       $ 294,880
    Unearned finance charges......................      (42,453)        (35,792)
    Allowance for doubtful receivables
      and cancellations...........................      (75,858)        (59,109)
                                                     ----------       ---------
                                                     $  225,308       $ 199,979
                                                     ==========       =========

Long-term:
  Installment contracts receivable................   $  337,081       $ 287,443
    Unearned finance charges......................      (21,473)        (18,104)
    Allowance for doubtful receivables
      and cancellations...........................      (60,578)        (47,192)
                                                     ----------       ---------
                                                     $  255,030       $ 222,147
                                                     ==========       =========


A summary of the allowance for doubtful receivables and cancellations activity is as follows:


                                     Three months ended       Nine months ended
                                           September 30            September 30
                                  ---------------------   ---------------------
                                       1999        1998        1999        1998
                                       ----        ----        ----        ----

Balance at beginning of period... $ 132,297   $ 107,536   $ 106,301   $  80,531
Contract cancellations and
  write-offs of uncollectible
  amounts, net of recoveries.....   (70,123)    (56,546)   (197,640)   (161,263)
Provision for cancellations
  (classified as a direct
   reduction of revenues)........    38,543      34,725     120,365     104,749
Provision for doubtful
  receivables....................    35,719      30,857     107,410      92,555
                                  ---------   ---------   ---------   ---------

Balance at end of period......... $ 136,436   $ 116,572   $ 136,436   $ 116,572
                                  =========   =========   =========   =========

                     BALLY TOTAL FITNESS HOLDING CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)


                                                 Nine months ended September 30
                                                 ------------------------------
                                                             1999          1998
                                                             ----          ----

Operating:
  Income before cumulative effect of a change in
    accounting principle........................     $     28,029  $      8,337
  Adjustments to reconcile -
    Depreciation and amortization, including
      amortization included in interest expense.           40,714        38,162
    Provision for doubtful receivables..........          107,410        92,555
    Change in operating assets and liabilities..         (148,920)     (165,302)
                                                     ------------  ------------
        Cash provided by (used in) operating
          activities............................           27,233       (26,248)

Investing:
  Purchases and construction of property and
    equipment...................................          (82,736)      (47,690)
  Acquisitions of businesses and other..........          (16,783)       (2,117)
                                                     ------------  ------------
        Cash used in investing activities.......          (99,519)      (49,807)

Financing:
  Debt transactions -
    Net borrowings under revolving credit
      agreement.................................           28,500
    Redemption of 13% Senior Subordinated Notes
      due 2003..................................                        (24,021)
    Repayments of other long-term debt..........           (5,584)       (5,344)
    Debt issuance and refinancing costs.........           (4,225)         (317)
                                                     ------------  ------------
        Cash provided by (used in) debt
          transactions..........................           18,691       (29,682)

  Equity transactions -
    Proceeds from issuance of common stock
      through public offering...................                         82,744
    Proceeds from issuance of common stock under
      stock purchase and options plans..........            1,730           423
    Purchases of common stock for treasury......                         (8,183)
                                                     ------------  ------------
        Cash provided by financing activities...           20,421        45,302
                                                     ------------  ------------

Decrease in cash and equivalents................          (51,865)      (30,753)
Cash and equivalents, beginning of period.......           64,382        61,679
                                                     ------------  ------------

Cash and equivalents, end of period.............     $     12,517  $     30,926
                                                     ============  ============

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